UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2012

COMMAND CENTER, INC.
(Exact name of registrant as specified in its charter)

Washington	000-53088	91-2079472
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3773 West Fifth Avenue, Post Falls, Idaho	83854
Address of principal executive offices	Zip Code

Registrant’s telephone number, including area code:	208-773-7450

(Former name or former address, if changes since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           Resignation of Officer. Effective on May 16, 2012, Ralph E. Peterson resigned as Command Center, Inc.’s (“Command Center”) interim Chief Financial Officer. There was no known disagreement with Mr. Peterson on any matter relating to the Company’s operations, policies or practices and Mr. Peterson will continue to serve as a member of the Company’s Board of Directors  until Command Center’s 2012 Annual Meeting of Shareholders.

Mr. Peterson has not had any material direct or indirect interest in any of our transactions since the beginning of the Company’s last fiscal year or in any currently proposed transaction.

(c)           Appointment of Officer and new Director. On May 16, 2012, Dan Jackson, age 58, was appointed as Command Center’s Chief Financial Officer.

Prior to joining Command Center, Mr. Jackson, served from November 2010 until August 2011 with Red Lion Hotels Corporation as Executive Vice President, Chief Financial Officer. Prior to joining Red Lion Hotels Corporation, Mr. Jackson was Executive Vice President and CFO for KinderCare Learning Centers, Inc. and its successor, Knowledge Learning Corporation from November 2002 to June 2006. Mr. Jackson held the position of Senior Vice President of Finance for KinderCare Learning Centers, Inc. from October 1999 to October 2002 having joined the company as Vice President of Financial Control and Planning in March 1997. Prior to KinderCare from September 1994 to February 1997, Mr. Jackson was Vice President and Controller for Red Lion Hotels, Inc. when it was held by Kohlberg Kravis Roberts & Co. During his 12 year tenure at Red Lion, he was responsible for the financial operations of over 50 hotels and was instrumental in that company’s initial public offering and subsequent sale to Doubletree Hotels. Mr. Jackson brings over 30 years of senior level finance to Command Center.

Mr. Jackson commenced his employment with Command Center on April 16, 2012. On April 19, 2012, Command Center and Mr. Jackson entered into an employment contract (the “Employment Agreement”).   Command Center and Mr. Jackson have not entered into any other written employment agreement in connection with his recent appointment as Chief Financial Officer.

Pursuant to the Employment Agreement, Mr. Jackson’s annual base salary was $185,000.  He is not guaranteed the payment of any annual bonus.  With his appointment as CFO, it is anticipated that Mr. Jackson will become eligible for bonus opportunities upon such terms and subject to such conditions as may be approved by the Compensation Committee of the Board of Directors.

The term of the Employment Agreement is at the will of the parties. Either Mr. Jackson or Command Center can terminate the Employment Agreement at any time, with or without notice and with or without cause.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the complete terms and conditions of such Agreement (a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K).

Section 8 – Other Events

Item 8.01 Other Events

On May 17, 2012, the Company issued the press release attached hereto as Exhibit 99.1.

Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01  Financial Statements and Exhibits

(d)               Exhibits

10.1	At Will Employment Contract, dated April 19, 2012, between the Registrant and Dan Jackson
99.1	Press Release, issued by the Company on dated May 17, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Command Center, Inc.

Date: May 18, 2012	By:	/s/ Glenn Welstad
Glenn Welstad
Chief Executive Officer